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                                                                  Exhibit (p)(3)



                          GLENWOOD CAPITAL MANAGEMENT

                          CENTURA FUNDS ACCESS PERSONS

                                 CODE OF ETHICS


        Governing Purchase and Sale of Securities by Each Access Person
                             Effective April, 2001


This Code of Ethics is adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") by Centura Funds, Inc. ("Company") and by Glenwood Capital Management ("GCM"). This rule makes it unlawful for employees identified as "access persons" in connection with the purchase and sale by such person of a security "held or to be acquired by the Company's series ("Funds"):

1.   To employ any device, scheme or artifice to defraud the Company or a Fund;

2. To make to the Company or a Fund an untrue statement of a material fact or omit to state to the Company or a Fund a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice or course of business which operates or would operate as fraud or deceit upon the Company or a Fund; or

4. To engage in any manipulative practice with respect to the Company or a Fund.

A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being considered by a Fund or by GCM Group for purchase by a Fund.

To ensure compliance with these restrictions Centura Funds, Inc. and GCM adopt and agree to be governed by the provisions contained in this Code of Ethics and each person identified as an "Access Person" agrees to be governed by the provisions in this Code of Ethics, provided that Access Persons who are affiliated with the Company's Administrator and Distributor will be subject to the Code of Ethics of BISYS Fund Services, Inc.

The trading restrictions and reporting requirements of this Code of Ethics shall not apply to any director of the Company who is not an "interested person" of the Company (as defined in Section 2(a)(19) of the 1940 Act) except with respect to securities transactions where such director knew; or in the course of ordinary business or fulfilling his or her official duties as a director of the Company should have known that such security was being purchased or sold by a Fund or that purchase or sale of such security was being considered by or with respect to a Fund.



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1.   GENERAL PRINCIPLES

The Company and GCM shall be governed by the following principles and shall apply them to their "Access Persons", as applicable.

A. No "Access Person" shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth.

B. The interest of the Funds and their shareholders are paramount and come before the interest of any "Access Person" or employee.

C. Personal investing activities of all "Access Persons" and employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and their shareholders.

D. "Access Persons" shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Funds and their shareholders.

II.  SUBSTANTIVE RESTRICTIONS

A. The price paid or received by a Fund for any security should not be affected by a buying or selling interest on part of an "Access Person", or otherwise result in an inappropriate advantage to the "Access Person". To that end;

     (a) no "Access Person" shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund's transaction in that security has been completed.

     (b) a Portfolio Manager of a Fund may not buy or sell a security within seven days before or after a Fund trades in the security.

B. No "Access Person" may acquire any securities issued as part of an initial public offering of the issuer.

C. Each "Access Person" must seek prior approval from the individual designated as Compliance Officer for the GCM (Compliance Officer) for private placement transactions. The Compliance officer will approve or disapprove the transactions based on conflicts of interest with the Funds or this Code of Ethics.



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D.   An "Access Person" must not accept gifts in excess of the limits contained in Section 2830(1) of the Conduct Rules of the National Association of Securities Dealers from any entity doing business with or on behalf of a Fund.

E. An "Access Person" shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval.

F. Any profits derived from securities transactions in violation of paragraphs A, B or C above, shall be forfeited and paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph D shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interest of any affected Fund and it shareholders.

G. The restrictions of this Section II shall not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

1.   reinvestment of dividends pursuant to a plan;

2. transactions in: securities which are the direct obligation of the U.S. Government; other short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposits; and commercial paper.

3. transactions in which direct or indirect beneficial ownership is not acquired or disposed of,

4. transactions in accounts as to which the "Access Person" has no investment control.

5. transactions in accounts of an "Access Person" for which investment discretion is not maintained by the "Access Person" but is granted to any of the following that are unaffiliated with the Investment Division: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied: (a) the terms of the account agreement ("Agreement") must be in writing and filed with the Compliance Officer prior to any transaction; (b) any amendments to the Agreement must be filed with the Compliance Officer prior to its effective date; (c) the Agreement must require the account manager to comply with the reporting provisions of this Code; (d) the Agreement shall prohibit: acquisitions of securities in initial public offerings; acquisitions of securities in private placements unless prior approval is obtained by the "Access Person" from the Compliance Officers and (e) the exemption provided by this section shall not be available for a transaction or class of transactions which is suggested or



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     directed by the "Access Person" or to which the "Access Person" has acquired advanced information; and

6. transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k), an IRA or ESOP, in an amount not exceeding $1,000 in any calendar month.

III. PROCEDURES

To enable the Company and GCM to determine with reasonable assurance whether the provisions of Rule 17j-1 and the Code of Ethics are being observed by "Access Persons":

A. Upon being identified as an "Access Person", each "Access Person" shall within 10 days provide to the designated person a report listing his/her holdings of all covered securities and annually thereafter.

     "Covered securities" include generally all securities and financial instruments related to securities except: securities that are direct obligations of the U.S. Government; open-end mutual fund companies, banker acceptances, bank certificates of deposit, commercial paper, and high quality short-term instruments including repurchase agreements.

B. Each "Access Person" shall quarterly disclose in writing, in a form acceptable to the Compliance Officer all direct or indirect securities transactions of "Beneficial Ownership" interest of such "Access Persons" in "Covered securities" within 10 days of the end of each quarter.

C. Each "Access Person" shall obtain prior approval for personal securities transactions in Covered securities as required by policy and procedures.

D. Each "Access Person" shall notify the Compliance Officer of all brokerage accounts in which he or she has any beneficial interest (a) within 10 days of being identified as an "Access Person" or (b) promptly after the later opening of any such account.

E. Each "Access Person" with respect to each brokerage account in which such "Access Person" has any beneficial ownership or interest shall arrange that the broker shall mail directly to the Compliance Officer duplicate statements.

     "Beneficial Ownership" generally means having a direct or indirect pecuniary interest in a security that is legally defined to be beneficial ownership. Beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any family member living in the same household. Beneficial ownership also extends to transactions by entities over which


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     a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

F. Upon notice from the Company or GCM that an employee has been identified as an "Access Person" the Compliance Officer shall immediately send this person a copy of the Code of Ethics and the Initial Access Person Acknowledgment Form. The "Access Person" will be required to complete a written acknowledgment that he/she understands the restrictions and requirements of the Code.

G. The Compliance Officer shall implement a system of monitoring personal investment activity by "Access Persons" which would identify abusive or inappropriate trading patterns or other practices of "Access Persons".

H. The Compliance Officer will report any questionable personal investment activities which appear to violate the restrictions and covered securities transactions to senior management of the Company or GCM, as applicable.

I. The Compliance Officer will provide the Board of Directors a report certifying that the Firm has adopted reasonable and necessary procedures to prevent "Access Persons" from violating this Code of Ethics.